Exhibit 8.1

Details of the subsidiaries of GeoPark as of December 31, 2015 are set out below:

Name	Jurisdiction
GeoPark Argentina Limited	Bermuda
GeoPark Argentina Limited	Argentina
GeoPark Latin America Limited	Bermuda
GeoPark Latin America Limited	Chile
GeoPark S.A.	Chile
GeoPark Brazil Exploração y Produção de Petróleo e Gás Ltda.	Brazil
Rio das Contas Produtora de Petróleo Ltda	Brazil
GeoPark Chile S.A.	Chile
GeoPark Fell S.p.A.	Chile
GeoPark Magallanes Limitada	Chile
GeoPark TdF S.A.	Chile
GeoPark Colombia S.A.	Chile
GeoPark Colombia SAS	Colombia
GeoPark Brazil S.p.A.	Chile
GeoPark Latin America Coöperatie U.A.	Netherlands
GeoPark Colombia Coöperatie U.A.	Netherlands
GeoPark S.A.C.	Peru
GeoPark Perú S.A.C.	Peru
GeoPark Operadora del Perú S.A.C.	Peru
GeoPark Perú Coöperatie U.A.	Netherlands
GeoPark Brazil Coöperatie U.A.	Netherlands